PROSPECTUS

               $75,000 Minimum / $300,000 Maximum
                       DML SERVICES, INC.
                          COMMON STOCK

     This is DML's initial public offering. We are offering a minimum of 150,000 shares and a maximum of 600,000 shares of common stock. The public offering price is $0.50 per share. No public market currently exists for our shares. We are a recently formed development stage company without any history of profitable operations.

     See "Risk Factors" beginning on page 2 for certain information you should consider before you purchase the shares.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     The shares are offered on a "minimum/maximum, best efforts" basis directly through our officers and directors. No commission or other compensation related to the sale of the shares will be paid to any of our officers or directors. The proceeds of the offering will be placed and held in an escrow account at Brighton Bank until a minimum of $75,000 in cash has been received as proceeds from sale of shares. If we do not receive the minimum proceeds within 90 days from the date of this prospectus, unless extended by us for up to an additional 30 days, your investment will be promptly returned to you without interest and without any deductions. This offering will expire 30 days after the minimum offering is raised. We may terminate this offering prior to the expiration date.


            Price to Public    Commissions     Proceeds to Company

  Per Share   $0.50               $-0-                $0.50

  Minimum     $75,000             $-0-                $75,000
  Maximum     $300,000            $-0-                $300,000




          The date of this Prospectus is July 25, 2001

                       PROSPECTUS SUMMARY

About our company

     We were formed as a Nevada corporation on December 20, 2000 and operate under the name of Go Espresso. We are in the business of providing catering and food services. We are initially focusing servicing the California Monterey Peninsula area, with the intent to eventually expand our operations first in California and then other western states.

     We will be competing with a large number of catering and food service companies. The catering and food service industry is highly fragmented and competitive, with several national food service providers as well as a large number of smaller independent businesses serving local and regional markets.

     We have commenced only limited operations and in January 2001 moved out of the development stage. As of December 31, 2000 we realized a net loss of $6,572 and have not yet established profitable operations. As of March 31, 2001, we had an unaudited net loss of $19,534. These factors raise substantial doubts about our ability to continue as a going concern. We need to raise at least the minimum offering amount from this offering so we can continue operations and implement our growth and marketing plan for the next twelve months. We believe that with the minimum offering amount, we can purchase the necessary equipment, estimated to be $20,000 and cover our startup costs over the next year. We intend to actively pursue contracts for providing food service for sports facilities, convention centers, and recreational events.

     Upon completion of this offering, our current officers and directors will own 86% of the stock if the minimum is raised and 74.7% of the stock if the maximum is raised. This means that our current officers and directors will be able to elect directors and control the future course of DML if they vote in the same manner.

     Our principal executive offices are located at 299 Cannery
Row, Monterey, CA  93940.  Our telephone number is (831) 394-
2670.

About our offering

     We are offering a minimum of 150,000 and a maximum of 600,000 shares. Upon completion of the offering, we will have 3,370,000 shares outstanding if we sell the maximum number of shares. We will use the proceeds from the offering to pay existing debt, purchase equipment, and implement our marketing and advertising plan.

                          RISK FACTORS

     Investing in our stock is very risky and you should be able to bear a complete loss of your investment. Please read the following risk factors closely.

     DML is a new business and investment in our company is risky. We have no meaningful operating history so it will be difficult for you to evaluate an investment in our stock. For the 11 day period ended December 31, 2000, we have had no revenue and a net loss of $6,572. We cannot assure that we will ever be profitable. Since we have not proven the essential elements of profitable operations, you will be furnishing venture capital to us and will bear the risk of complete loss of your investment in the event we are not successful.

     If we do not raise money through this offering, it is unlikely we can continue operations. As of December 31, 2000, DML had a working capital deficit of $1,802. As of March 31, 2001, we had a working capital deficit of $21,336. We are devoting substantially all of our present efforts to establishing a new business and need the proceeds from this offering to continue our business, identify new markets and sell our catering services. Although we started our planned operation in January 2001, we have not generated any meaningful revenue. If we cannot raise money through this offering, we will have to seek other sources of financing or we will be forced to curtail or terminate our business. There is no assurance that additional sources of financing will be available at all or at a reasonable cost.
These factors raise substantial doubt about our ability to continue as a going concern.

     If our equipment and startup costs exceed our estimates, it may impact our ability to continue operations. We believe we have accurately estimated our needs for the next twelve months based on receiving both the minimum and maximum amount of the offering. It is possible that we may need to purchase additional equipment or that our startup costs will be higher than estimated. If this happens, it may impact our ability to generate revenue and we would need to seek additional funding.

     If we are unable to retain existing or obtain new clients, our revenues and operations will be severely impaired. We must obtain new clients and extend or renew existing client contracts on favorable terms to be successful. If we do not succeed in contract negotiations, our revenues and results of operations will be adversely affected. Furthermore, providers of catering and food services often accept less favorable terms from their clients when negotiating the renewal of existing contracts.

     We operate in a very competitive business environment that could adversely affect our ability to obtain and maintain clients. The catering and food service industry is highly fragmented and competitive, with several national food service providers as well as a large number of smaller independent businesses serving local and regional markets. The majority of our competitors have greater financial and other resources than we do. Our competitors may also have a history of successful operations and an established reputation within the industry. Contracts in the catering and food service industry are generally gained or renewed through a competitive bidding process. Some of our competitors may be prepared to accept less favorable commission structures than us when negotiating or renewing contracts. Our inability to be competitive in obtaining and maintaining clients would have a material adverse effect on our revenues and results of operations.

     If the communities we serve suffer economic downturn, our business may be adversely affected. Although we are targeting world class events, there is no assurance we will continue to obtain contracts to service these events or that for economic reasons, these events will be moved to other locations or be cancelled.


     We depend entirely on our executive officers to implement our business and losing the services of any of our executive officers would adversely affect our business. DML is in the development stage and requires the services of our executive officers to become established. We have no employment agreements with our executive officers. If we lost the services of any of our executive officers, it is questionable we would be able to find a replacement and our business would be adversely affected.

     It is likely our stock will become subject to the Penny
Stock rules which impose significant restrictions on the Broker-
Dealers and may affect the resale of our stock.   A penny stock
is generally a stock that

     - is not listed on a national securities exchange or Nasdaq,

     - is listed in "pink sheets" or on the NASD OTC Bulletin
     Board,

     - has a price per share of less than $5.00 and

     - is issued by a company with net tangible assets less than $5 million.

     The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including

     - determination of the purchaser's investment suitability,

     - delivery of certain information and disclosures to the purchaser, and

     - receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction.

     Many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules. In the event our common stock becomes subject to the penny stock trading rules,

     - such rules may materially limit or restrict the ability to resell our common stock, and

     - the liquidity typically associated with other publicly traded equity securities may not exist.

     Shares of stock that are eligible for sale by our stockholders may decrease the price of our stock. Upon completion of the offering, we will have 3,370,000 shares outstanding, including 600,000 shares that are freely tradable and 2,770,000 shares that are restricted shares but may be sold under Rule 144 commencing in December 2001. If the holders sell substantial amounts of our stock, then the market price of our stock could decrease.

                   FORWARD-LOOKING STATEMENTS

     You should carefully consider the risk factors set forth above, as well as the other information contained in this prospectus. This prospectus contains forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the risk factors section and elsewhere in this prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this prospectus.

                  DILUTION AND COMPARATIVE DATA

     As of March 31, 2001, we had a negative net tangible book value, which is the total tangible assets less total liabilities, of $(21,336), or approximately $(0.0077). The following table shows the dilution to your investment without taking into account any changes in our net tangible book value after March 31, 2001, except the sale of the minimum and maximum number of shares offered.

                          Assuming Minimum    Assuming Maximum
                          Shares Sold         Shares Sold

Shares Outstanding                  2,920,000           3,370,000

Public offering proceeds            $75,000             $300,000
at $0.50 per share

Net offering proceeds after         $55,000             $280,000
expenses

Net tangible book value             $(21,336)           $(21,336)
before offering                     $(0.0077) per share $(0.0077) per share

Pro forma net tangible              $33,664             $258,664
book value after offering           $0.0115 per share   $0.0767per share

Increase attributable to purchase   $0.0192 per share   $0.0844 per share
of shares by new investors

Dilution per share to new investors $0.4885             $0.4233

Percent dilution                      97.7                84.66

     The following table summarizes the comparative ownership and capital contributions of existing common stock shareholders and investors in this offering as of March 31, 2001:

                    Shares Owned     Total Consideration      Average Price
                        Number    %       Amount          %     Per Share
Present
Shareholders
  Minimum Offering  2,770,000    95     $2,700            3       $.001
  Maximum Offering  2,770,000    83     $2,770            1       $.001

New Investors
  Minimum Offering    150,000     5     $75,000           97      $.50
  Maximum Offering    600,000    17     $300,000          99      $.50

     The numbers used for Present Shareholders assumes that none of the present shareholders purchase additional shares in this offering.

     The above table illustrates that as an investor in this offering, you will pay a price per share that substantially exceeds the price per share paid by current shareholders and that you will contribute a high percentage of the total amount to fund DML, but will only own a small percentage of our shares. Investors will have contributed $75,000 if the minimum is raised and $300,000 if the maximum offering is raised, compared to $2,770 contributed by current shareholders. Further, if the minimum is raised, investors will only own 5% of the total shares and if the maximum is raised, investors will only own 17% of the total shares.

                         USE OF PROCEEDS

     The net proceeds to be realized by us from this offering, after deducting estimated offering related expenses of approximately $20,000 is $55,000 if the minimum and $280,000 if the maximum number of shares is sold.

     The following table sets forth our estimate of the use of proceeds from the sale of the minimum and the maximum amount of shares offered. Since the dollar amounts shown in the table are estimates only, actual use of proceeds may vary from the estimates shown.

Description                   Assuming Sale of      Assuming Sale of
                              Minimum Offering      Maximum Offering

Total Proceeds                    $75,000             $300,000
Less Estimated Offering Expenses   20,000               20,000

Net Proceeds Available            $55,000             $280,000

Use of Net Proceeds
     Pay off debt                  25,000               25,000
     Equipment                     20,000               50,000
     Working capital               10,000               90,000
     Inventory                                          20,000
     Marketing                                          50,000
     Salaries                                           45,000

TOTAL NET PROCEEDS                $55,000             $280,000

     The working capital reserve may be used for general corporate purposes to operate, manage and maintain the current and proposed operations including employee wages, professional fees, expenses and other administrative costs.

     Costs associated with being a public company, including compliance and audits of our financial statements will be paid from working capital and revenues generated from our operations.

     The equipment we intend to purchase includes vehicles, espresso machines, carts, grinders, coffee equipment, tents, tables, umbrellas, refrigerators, freezers, bar-b-ques, hot boxes, microwaves and other miscellaneous cooking and catering equipment.

     If less than the entire offering is received, we will apply the proceeds according to the priorities outlined above.

     Pending expenditures of the proceeds of this offering, we may make temporary investments in short-term, investment grade, interest-bearing securities, money market accounts, insured certificates of deposit and/or in insured banking accounts.

                   DETERMINATION OF OFFERING PRICE

     The offering price of the shares was arbitrarily determined by our management. The offering price bears no relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price be regarded as an indicator of any future market price of our securities. In determining the offering price, we considered such factors as the prospects for our products, our management's previous experience, our historical and anticipated results of operations and our present financial resources.

                        DESCRIPTION OF BUSINESS

General

     We were formed as a Nevada corporation on December 20, 2000 and operate under the name of Go Espresso. We are in the business of providing catering and food services. We are initially focusing our service in the California Monterey
Peninsula area with the intent to eventually expand operations in California and adjoining states.

Our business

     We provide catering services for sports facilities, convention centers, and recreational events throughout the California Monterey Peninsula area. We provide food and beverages to tourists and spectators who come to the area for such events as the U.S. Open, AT&T Pro Am, major motor sport events at Laguna Seca Raceway, Blues Festivals, as well as high-end catering for wedding, corporate events and other functions.

     Over the years of owning and running a local deli, the Company's principals have established many long-standing relationships with potential clients. Management believes that a combination of these relationships, reputation as an innovative operator, and an experienced management team will enable us to maintain current and secure new contracts.

     According to the management's experience, catering businesses, unlike restaurants, don't tend to have a single average for food cost. Caterers sell volume food. Often they sell the same menu at a lower or higher price depending on the total number of guests. At present most on-premise caterers such as banquet facilities & clubs, run between 17% to 36% in their food costs. Off-premise caterers run higher at 22% to 41%. Unlike a restaurant that tends to sell the same items over and over with the same portion sizes, caterers tend to do the opposite.

     We will purchase equipment such as grills, washing tubs, thermal carriers, and other equipment identified in the use of proceeds section. We intend to rent front of the house equipment such as china, tables, and chairs when needed. We feel that using a combination of both owned and rented equipment is the best strategy for our current operations.

     Our strategy is to win and strengthen our position in the industry by selectively retaining existing contracts and actively adding new contracts by offering a quality, dependable service. We will seek to assist certain of our clients in marketing their facilities. Management realizes that our revenues are directly affected by the number and quality of events attracted to these facilities. By building relationships with event sponsors we expect to facilitate referrals of recurring events.

Contracts

     Our contracts are generally gained and renewed though a competitive bidding process. We selectively bid on contracts to provide services at a variety of facilities. Privately negotiated transactions often do not require a written contract, especially with repeat customers. Contracts for publicly controlled facilities generally go through a request-for-proposal process. Successful bidding on contracts for such publicly controlled facilities often requires a long-term effort focused on building relationships in the community in which the venue is located.

     In December, the Company signed a formal one year contract with Pebble Beach Company, allowing the Company to provide its food and beverage services at the AT&T Pro Am, Concours d'Elegance, horse shows and other events held at Pebble Beach. The agreement requires DML to pay 30% of gross revenue at the end of the AT&T and Concours d'Elegance events and 15% of gross revenue at the end of each horse show or other event. The contract terminates on December 14, 2001. A similar formal one year contract is being negotiated with Laguna Seca, one of California's most famous race tracks.

Our service area and industry overview

     The catering and food services industry primarily consists of the supply of food and beverage services to a range of facilities in a variety of formats, service levels and price points. For the purposes of our business, these facilities fall into the following categories:

     * sports facilities, consisting of stadiums and arenas;

     * convention centers; and

     * other entertainment facilities, which include horse racing tracks, music amphitheaters, motor speedways, and national and state parks

     * weddings, corporate events, and private functions

     Management estimates that annual sales in these categories of the North American catering and food service industry, whether generated by the owner of the facility or outsourced to an organization like us, are currently more than $4.0 billion.

     There are risks associated with the service of food and
beverages to the public.  We may be affected by the general risks of the food industry, and particularly by:

     * consumer product liability claims;

     * the risk of product tampering;

     * evolving consumer preferences;

     * nutritional and health-related concerns

     * federal, state, and local food controls; and

     * the availability and expense of insurance

     *  severe economic downturn in the communities we serve

     Claims of illness or injury relating to food quality or handling are common in the food service industry and a number of these claims may exist at any given time. Food service providers can also be adversely affected by negative publicity resulting from food quality or handling claims at one or more facilities. Although we maintain insurance, the level of coverage presently in place may not be adequate and adequate coverage may not be available in the future. Any losses that we may suffer from future liability claims, including the successful assertion against us of one or a series of claims in excess of our insurance coverage, could affect our results of operations.

     In the event the communities we serve suffer economic downturn, our business may be adversely affected. Although we are targeting world class events, there is no assurance we will continue to obtain contracts to service these events or that for economic reasons, these events will be moved to other locations or be cancelled.

     A large part of our business success depends on the number of visitors attending world famous events held in Monterey County. Offering food and beverage services to the tourists visiting Monterey Peninsula should provide us with a great business opportunity, especially given that nearly one out of every eight dollars in travel spending is spent in California and on the average, each county earns approximately $1.1 billion in direct travel expenditures by visitors.

     The scenic beauty and rich cultural history of the Monterey Peninsula are continually celebrated in a multitude of yearly events and festivals. Several of Monterey's events are held outside and focus on the natural resources. Monterey's Blues Festival attracts thousands of people from across the nation. Pebble Beach and Laguna Raceway entice car buffs with several international auto shows and races, while history enthusiasts enjoy the many opportunities to participate in the events of historical significance. There are hometown celebrations of Pacific Grove, events that bring people together in a spirit of cooperation and good old-fashioned fun, and Pacific Grove's Good Old Days, where local police officers compete in a motorcycle race. We intend to provide catering services at each one of these events.

     Monterey has been known for its festivals since the early days of Spanish settlement, when fiestas were a common occurrence. Alvarado Street, in the historic district of Old Monterey, is perfectly designed for holding street festivals. Numerous times during the year the entire street is blocked off for celebrations. Among them is the Sidewalk Fine Arts Festival, when Alvarado Street becomes a huge gallery. This event is like a sidewalk sale for various painters, photographers, and other artists. We see it as a perfect opportunity to promote our food and beverages services and to capitalize on the large amount of the locals as well as city guests visiting the event.

     Carmel events tend to focus around food and the arts. The annual Masters of Food and Wine Festival at the Highlands Inn draws an international crowd each February. The Carmel Bach Festival, held in July and August, is also world-renowned and has been well attended for more than 60 years. Each year the Carmel Music Society hosts a series of concerts featuring internationally acclaimed pianists, vocalists, violinists, and ensembles who perform classical compositions.

     Pebble Beach has its share of events, too, with the Concours d'Elegance classic car show, the widely acclaimed AT&T Pro Am golf tournament, and horse-jumping events at the Pebble Beach Equestrian Center. The AT&T is one of the largest events on the Peninsula, bringing in thousands of out-of-towners who love golf and hobnobbing with pro golfers and celebrities like local resident Clint Eastwood. The Company has finalized a contract with the Pebble Beach Association to provide catering services at these and other events held there.

Marketing and advertising

     We currently have one employee who develops and implements our advertising strategies, including identifying strategic accounts and developing presentations and promotional materials. Additionally, this person is responsible for soliciting advertising contracts. We intend to increase the size of our sales force as our sales and revenues increase.

     Our marketing strategy is directed towards the local community. We will work to establish a local market niche for each of our services by advertising in local newspapers and radio. We will work to increase the public's awareness of our name and our services. Special events will be served from which name affiliation and public familiarity with our services and products can be achieved. We intend to banner and billboard our booths, kiosks, equipment and vehicles so that our name is easily visible. We also intend to advertise in the yellow pages.

     We intend to optimize advertising dollars spent on radio by purchasing air time from those radio stations whose demographics most closely resemble our clientele. We will contact account executives from various local stations and request proposals and statistics regarding their station's listeners and advertising packages.

Competition

     The catering and food services industry is highly fragmented and competitive, with a large number of smaller independent businesses serving local and regional markets and /or competing in distinct areas. On a national level we compete with ARAMARK, Delaware North Corporation, Ogden Corporation, Fine Host Corporation and Levy Restaurants. We also face competition from regional and local service providers, some of which are better established within the geographical region. Our local competition includes Pacific Coast Catering, Kathleen's Catering, A Moveable Feast, Nana Rosa Gourmet Deli Catering and others.

     Existing or potential clients may also elect to self operate their food services, thus eliminating the opportunity for us to compete for the account. Some of our competitors may be prepared to accept less favorable commission or management fee structures than us when bidding for contracts. A number of our competitors have substantially greater financial and other resources than us.

     There can be no assurance that we will be able to compete successfully or that the competitive pressures faced by us, including those described, will not have a material adverse effect on our business, results of operations and financial condition.

     We have yet to establish our reputation and develop name recognition. We intend to become competitive by offering better service and prices than our competitors.

Governmental Regulation

     Our operations are subject to various governmental regulations, such as those governing:

     * the service of food and alcoholic beverages;

     * minimum wage regulations;

     * employment;

     * environmental protection; and

     * human health and safety.

     In addition, federal, state, and local authorities periodically inspect our facilities and products. Although we intend to comply with all applicable laws and regulations, we cannot assure you that we are in compliance or that we will be able to comply with any future laws and regulations. Additional federal or state legislation, or changes in regulatory implementation, may limit our activities in the future or significantly increase the cost of regulatory compliance. If we fail to comply with applicable laws and regulations, criminal sanctions or civil remedies, including fines, injunctions, recalls, or seizures, could be imposed on us. This could have a material adverse effect on our results of operations.

     The United States Food and Drug Administration may regulate and inspect our kitchens. Every commercial kitchen in the United States must meet the FDA's minimum standards relating to the handling, preparation and delivery of food, including requirements relating to the temperature of food and the cleanliness of the kitchen and the hygiene of its personnel. We must also comply with state, local and federal laws regarding the disposition of property and leftover foodstuffs. We cannot assure you that we are in compliance with all applicable laws and regulations or that we will be able to comply with any future laws and regulations. Furthermore, additional or amended regulations by the FDA may limit our activities in the future, or significantly increase the cost of compliance.

     We may serve alcoholic beverages at many facilities, and will have to comply with the "dram-shop" statutes of the states in which we serve alcoholic beverages. "Dram-shop" statutes generally provide that serving alcohol to an intoxicated or minor patron is a violation of law. In most states, if one of our employees sells alcoholic beverages to an intoxicated or minor patron, we may be liable to third parties for the acts of the patron. Although we intend to sponsor regular training programs in cooperation with state authorities to minimize the likelihood of this, we cannot guarantee that intoxicated or minor patrons will not be served or that liability for their acts will not be imposed on us. We also maintain general liability insurance, which we will include liquor liability coverage at such time as we may need it. However, we cannot guarantee you that this insurance will be adequate to cover any potential liability or that this insurance will continue to be available on commercially acceptable terms. A large uninsured damage award could have a material adverse impact on our results of operations.

     We will also have to obtain and comply with the terms of licenses in order to sell alcoholic beverages in the states in which we will want serve alcoholic beverages. Failure to receive or retain, or the suspension of, liquor licenses or permits would interrupt or terminate our ability to serve alcoholic beverages at these locations and, if a significant number of locations were affected, could have a material adverse effect on our revenues or results of operations. Some of our contracts may require us to pay liquidated damages during any period in which our liquor license for the facility is suspended, and some contracts may be subject to termination if we lose our liquor license for the facility. Additional regulation relating to liquor licenses may limit our activities in the future or significantly increase the cost of compliance.

Employees

     We currently have four full time and 25 part time employees. Our officers and directors devote full time to our business. In addition we have one other full time employee. Our part time employees are hired to work our events. At present, we do not intend to hire additional full time employees until such time as our operations require.

Facilities

     Our principal address is 299 Cannery Row, Monterey, CA, 93940. Our president provides this office space at no cost to us and will continue this arrangement until such time as we generate sufficient revenue to pay going rental rates. When providing services, our client facilities are owned or leased by our clients and our contracts generally permit us to use certain areas within the facility to perform our administrative functions and fulfill our warehousing needs, as well as provide the food and beverage services.

Legal proceedings

     Our company is not a party in to any bankruptcy, receivership or other legal proceeding, and to the best of our knowledge, no such proceedings by or against DML have been threatened.

                        PLAN OF OPERATION

     We commenced our current operations in December 2000 by obtaining our first catering and food service contract. As of the date of this prospectus, we have entered one significant contract with the Pebble Beach Company. We are in the process of negotiating a similar contract with Laguna Seca Raceway. We intend to pursue contracts for our catering and food service to generate revenues.

     As of June 1, 2001, we have catered fourteen events which have generated total revenues of $45,680. To date we have not relied on revenue to fund our activities and we cannot predict when revenue will be sufficient to cover expenses and generate any profit.

     Should we receive the minimum offering of $75,000, we will realize net proceeds of $55,000. This amount will enable us to pay off our existing debt, purchase necessary equipment, and provide us with sufficient working capital to continue operations for a period of twelve months. Should we receive the maximum amount of the offering, we will realize net proceeds of $280,000. This amount will enable us to implement our marketing and advertising plan, increase our inventory and pay salaries. We anticipate that with the maximum offering amount, we can continue our operations for a period of twelve months.

     We believe we have accurately estimated our needs for the next twelve months based on receiving both the minimum and maximum amount of the offering. It is possible that we may need to purchase additional equipment or that our startup costs will be higher than estimated. If this happens, it may impact our ability to generate revenue and we would need to seek additional funding.

     If we are unable to raise the offering amount, it will be necessary for us to find additional funding in order to market our products and services. In this event, we may seek additional financing in the form of loans or sales of our stock and there is no assurance that we will be able to obtain financing on favorable terms or at all or that we will find qualified purchasers for the sale of any stock.

                           MANAGEMENT

     Our business will be managed by our officers and directors.

Name            Age    Position                     Since

Michael Flores  37     President and Director       December 2000

Deborah Flores  28     Secretary, Treasurer and     December 2000
                       Director

Lloyd J. Brewer 30     Vice President and Director  December 2000

     The following is a brief biography of our officers and directors.

     Michael Flores.   Mr. Flores has been an owner-operator of
Michael's Cannery Row Deli from October 1990 to the present. He is experienced in all aspects of running a deli, including budgeting, purchasing, accounting, marketing and day to day operations.

     Deborah Flores. Mrs. Flores is Michael Flores' wife. She has been involved with Michael's Cannery Row Deli since 1993. From January 1996 to August 1996, Mrs. Flores was employed part time at Bellinger, Foster & Steinmentz, landscape architects, where she received hands-on experience in bookkeeping, payroll, and customer services. From November 1996 to October 1997, Mrs. Flores was employed part time for Household Credit Services where she conducted job efficiency research. Since October 1997, Mrs. Flores has dedicated full time working at the deli and learning about catering opportunities in the local area.

     Lloyd J. Brewer. Mr. Brewer worked for Baker's Square Family Restaurants as a general manager from March 1995 through January 1996. From January 1996 to March 1997, he worked for the Salvation Army, mostly as a volunteer. From March 1997 through April 1998, Mr. Brewer worked as a waiter at the Santa Barbara Grill and then as a caterer at Michael's Cannery Row Deli. Mr. Brewer worked as a waiter at the Monterey Plaza Hotel and Spa from October 1998 until April 1999. Since April 1999, Mr. Brewer has been employed by Michael's Cannery Row Deli.

                          COMPENSATION

     None of our executive officers were paid any compensation during the 11 days between the date of incorporation on December 20, 2000 and the end of 2000. DML does not have employment contracts with its executive officers, but has agreed to pay Michael Flores, Deborah Flores and Lloyd J. Brewer $60,000 each for their services in 2001. The officers will defer their salaries until such time as we generate sufficient revenue to pay the identified salary.

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Michael and Deborah Flores are husband and wife.

     During our development stage, we entered an agreement with Michael Flores to provide consulting services for which we paid
$2,500.

     We borrowed $24,000 from Great Expectations Family Partnership, an entity controlled by Gary McAdam who also controls GM/CM Family Partners, Ltd., one of our shareholders. The terms of the note are 12 percent per annum and payment of the note is due in principal and accrued interest from the proceeds of this offering or December 22, 2001, whichever is first. There is no other affiliation other than as a shareholder between Mr. McAdam and DML or our officers and directors.

                     PRINCIPAL STOCKHOLDERS

     The following table sets forth the beneficial ownership of our common stock as of the date of this prospectus, and as adjusted to reflect the sale of 150,000 shares should we sell the minimum amount and 600,000 should we sell maximum number of shares.

The table includes:
* each person known to us to be the beneficial owner of more than five percent of the outstanding shares
* each director of DML
* each named executive officer of DML

 Name & Address          # of      % Before     % After     % After
                        Shares     Offering     Minimum     Maximum
                     Beneficially
                         Owned


Michael Flores(1)(2)    2,510,000     90.6          86         74.5
735 Fillmore St.
Monterey,  CA 93940

Deborah Flores (1)(2)  2,510,000      90.6          86         74.5
735 Fillmore St.
Monterey,  CA 93940

Lloyd J. Brewer (1)       10,000       0.36         0.34        0.29
299 Cannery Row
Monterey,  CA 93940

All directors
and executive          2,520,000       91           86         74.7
officers as a
group (3 people)

     (1)  Officer and/or director.

     (2) Michael and Deborah Flores are husband and wife and are considered to have beneficial ownership over the shares held in the name of each person. Mr. Flores holds 2,500,000 shares in his name individually and Mrs. Flores holds 10,000 shares in her name individually.

                  DESCRIPTION OF THE SECURITIES

Common Stock

     We are authorized to issue up to 50,000,000 shares of common stock with a par value of $.001. As of the date of this prospectus, there are 2,770,000 shares of common stock issued and outstanding.

     The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefor. The outstanding common stock is, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

     We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Transfer Agent

     Interwest Transfer Company, Inc., 1981 East 4800 South, Salt
Lake City, Utah  84124, is our transfer agent.

                SHARES AVAILABLE FOR FUTURE SALE

     As of the date of this prospectus, there are 2,770,000 shares of our common stock issued and outstanding. Upon the effectiveness of this registration statement, 150,000 shares will be freely tradable if the minimum is sold and 600,000 shares will be freely tradeable if the maximum number of shares is sold. The remaining 2,770,000 shares of common stock will be subject to the resale provisions of Rule 144. Sales of shares of common stock in the public markets may have an adverse effect on prevailing market prices for the common stock.

     Rule 144 governs resale of "restricted securities" for the account of any person, other than an issuer, and restricted and unrestricted securities for the account of an "affiliate of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with the issuer. Affiliates of the company may include its directors, executive officers, and person directly or indirectly owning 10% or more of the outstanding common stock. Under Rule 144 unregistered resales of restricted common stock cannot be made until it has been held for one year from the later of its acquisition from the company or an affiliate of the company. Thereafter, shares of common stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the company ("Applicable Requirements"). Resales by the company's affiliates of restricted and unrestricted common stock are subject to the Applicable Requirements. The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more that the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. A non-affiliate may resell restricted common stock which has been held for two years free of the Applicable Requirements.

     MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     We have five shareholders. Currently, there is no public trading market for our securities and there can be no assurance that any market will develop. If a market develops for our securities, it will likely be limited, sporadic and highly volatile. Currently, we do not plan to have our shares listed nor do we have any agreements with any market makers. At some time in the future, a market maker may make application for listing our shares.

     Presently, we are privately owned. This is our initial public offering. Most initial public offerings are underwritten by a registered broker-dealer firm or an underwriting group. These underwriters generally will act as market makers in the stock of a company they underwrite to help insure a public market for the stock. This offering is to be sold by our officers and directors. We have no commitment from any brokers to sell shares in this offering. As a result, we will not have the typical broker public market interest normally generated with an initial public offering. Lack of a market for shares of our stock could adversely affect a shareholder in the event a shareholder desires to sell his shares. The company does anticipate a market maker filing for listing on the Over the Counter Bulletin Board should the offering succeed.

     Currently the Shares are subject to Rule 15g-1 through Rule 15g-9, which provides, generally, that for as long as the bid price for the Shares is less than $5.00, they will be considered low priced securities under rules promulgated under the Exchange Act. Under these rules, broker-dealers participating in transactions in low priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer's duties, the customer's rights and remedies, and certain market and other information, and make a suitability determination approving the customer for low priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer and obtain specific written consent of the customer, and provide monthly account statements to the customer. Under certain circumstances, the purchaser may enjoy the right to rescind the transaction within a certain period of time. Consequently, so long as the common stock is a designated security under the Rule, the ability of broker-dealers to effect certain trades may be affected adversely, thereby impeding the development of a meaningful market in the common stock. The likely effect of these restrictions will be a decrease in the willingness of broker-dealers to make a market in the stock, decreased liquidity of the stock and increased transaction costs for sales and purchases of the stock as compared to other securities.

                      PLAN OF DISTRIBUTION

     We are offering a minimum of 150,000 shares and a maximum of 600,000 shares on a best efforts basis directly to the public through our officers and directors. If we do not receive the minimum proceeds within 90 days from the date of this prospectus, unless extended by us for up to an additional 30 days, your investment will be promptly returned to you without interest and without any deductions. This offering will expire 30 days after the minimum offering is raised. We may terminate this offering prior to the expiration date.

     In order to buy our shares, you must complete and execute the subscription agreement and make payment of the purchase price for each share purchased either in cash or by check payable to the order of DML Services, Inc.

     Until the minimum 150,000 shares are sold, all funds will be deposited in a non-interest bearing escrow account at Brighton Bank, 311 South State Street, Salt Lake City, UT 84111. In the event that 150,000 shares are not sold during the 90 day selling period commencing on the date of this prospectus, all funds will be promptly returned to investors without deduction or interest. If 150,000 shares are sold, we may either continue the offering for the remainder of the selling period or close the offering at any time.

     Solicitation for purchase of our shares will be made only by means of this prospectus and communications with our officers and directors who are employed to perform substantial duties unrelated to the offering, who will not receive any commission or compensation for their efforts, and who are not associated with a broker or dealer.

     Our officers and directors will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer.

     We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

                          LEGAL MATTERS

     The legality of the issuance of the shares offered hereby and certain other matters will be passed upon for DML by Lehman
Walstrand & Associates, Salt Lake City, Utah.

                             EXPERTS

     The financial statements of DML as of December 31, 2000, appearing in this prospectus and registration statement have been audited by Hawkins Accounting, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of Hawkins Accounting as experts in accounting and auditing.

                CHANGES IN AND DISAGREEMENTS WITH
       ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

                     ADDITIONAL INFORMATION

     We have filed a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to DML Services, Inc. and the shares offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part of the Registration Statement may be obtained from the Commission upon payment of a prescribed fee. This information is also available from the Commission's Internet website, http://www.sec.gov.

                       DML SERVICES, INC.
                  [A Development Stage Company]




                            CONTENTS

                                                          PAGE

Independent Auditors' Review Report                         19

Unaudited Balance Sheet as of March 31, 2001                20

Unaudited Statement of Operations for the three months      21
 Ended March 31, 2001

Unaudited Statement of Stockholders' Equity for the three   22
 Months ended March 31, 2001

Unaudited Statement of Cash Flows for the three months      23
 Ended March 31, 2001

Notes to Financial Statements                               24

Independent Auditors' Report                                26

Balance Sheet, December 31, 2000                            27


Statement of Operations, for the period from                28
 inception on December 20, 2000 through
 December 31, 2000

Statement of Stockholders' Equity, for the period           29
 from inception on December 20, 2000 through December 31, 2000


Statement of Cash Flows, for the period from                30
 inception on December 20, 2000 through
 December 31, 2000

Notes to Financial Statements                               31

Hawkins Accounting
Certified Public Accountant       341 Main Street Salinas, CA  93901
                                   (831)759-2480 FAX   (831)759-2482


To the Board of Directors
DML Services, Incorporated
Monterey, California


I have reviewed the accompanying balance sheet of DML Services, Incorporated as of March 31, 2001and the related statement of operations stockholders' equity and the statement of cash flows for the three months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of DML Services, Incorporated.

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, I do not express such as opinion.

Based on my review, I am not aware of any material modifications that should be made to the accompanying financial statements and the cumulative results of operations and cash flows in order for them to be in conformity with generally accepted accounting principles.


/s/ Hawkins Accounting


May 14, 2001

                       DML SERVICES, INC.
                          BALANCE SHEET
                         MARCH 31, 2001

ASSETS

     Current assets
          Cash in bank                            $    4,779
          Receivable from officer                      1,886



               Total Assets                       $    6,665

LIABILITIES AND SHAREHOLDERS' EQUITY

     Current Liabilities
          Bank overdraft                          $    2,997
          Accounts payable                               212
          Accrued interest                               792
          Note payable-shareholder                    24,000
               Total current liabilities              28,001

 Shareholders' equity
   Common stock, 50,000,000 shares authorized
     at a par value of $.001, 2,770,000 outstanding    2,770
   Deficit accumulated during development stage      (24,106)
         Total shareholders' equity                  (21,336)

     Total liabilities and shareholders' equity   $    6,665


                 See accountant's review report

                       DML SERVICES, INC.
                     STATEMENT OF OPERATIONS
            FOR THE THREE MONTHS ENDED MARCH 31, 2001


Income                                       $    15,340

Cost of sales                                      5,306

Gross profit                                      10,034

Expenses
     Auto expense                                     70
     Bank charges                                     53
     Consulting                                    5,500
     Fees to officers                              3,914
     Dues                                            100
     Equipment                                       557
     Licenses                                      1,016
     Office supplies                                 185
     Payroll                                         968
     Postage                                          27
     Professional fees                             7,348
     Rent                                          6,875
     Taxes                                           500
     Telephone                                       137
     Utilities                                        38
     Other expenses                                  740
          Total expenses                          28,028
          Income (loss) from operations          (17,994)
Other income and (expense)
     Interest expense                                740
Income (loss) prior to income taxes              (18,734)
     State corporate tax                             800
          Net loss                               (19,534)


Net loss per common share                  $       (0.01)

Weighted average of shares outstanding         2,770,000

                 See accountant's review report

                       DML SERVICES, INC.
                STATEMENT OF STOCKHOLDERS' EQUITY
            FOR THE THREE MONTHS ENDED MARCH 31, 2001

                                           Paid in   Retained
     Date             Shares      Amount   Capital   Earnings    Total
December 31, 2000   2,770,000     2,770              (4,572)    (1,802)


Net loss                                             (19,534)  (19,534)

                                                                     0
                    2,770,000  $  2,770    $     0  $(24,106) $(21,336)



                 See accountant's review report

                       DML SERVICES, INC.
                     STATEMENT OF CASH FLOWS
            FOR THE THREE MONTHS ENDED MARCH 31, 2001




CASH FLOWS FROM
     OPERATING ACTIVITIES
     Net Income                                        $    (19,534)
     Adjustments to reconcile net income
          To net cash provided by operating activities
          Increase in accounts payable                       (2,788)
          Increase in accrued interest                          720
NET CASH PROVIDED BY OPERATING ACTIVITIES                   (21,602)

INVESTING ACTIVITIES                                              0

FINANCING ACTIVITIES                                              0

NET CASH REALIZED FROM FINANCING ACTIVITIES                 (21,602)
CASH AND CASH EQUIVALENTS, DECEMBER 31, 2000                 23,384
INCREASE IN CASH AND CASH EQUIVALENTS                  $      1,782

Supplemental disclosure to statement of cash flow
     State income taxes paid                           $       800

                 See accountant's review report

NOTE 1:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Nature of the business - DML Services, Inc (the
          "Company) is in the business of providing catering services and outside vending services for special events.

          Pervasiveness of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

          Cash and cash equivalents - For financial statement presentation purposes, the Company considers all short term investments with a maturity date of three months or less to be cash equivalents.

          Property and equipment - Property and equipment are recorded at cost. Maintenance and repairs are expensed as incurred; major renewals and betterments are capitalized. When items of property or equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

          Depreciation is provided using the straight-line method, over the useful lives of the assets.

          Income taxes - Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and the tax basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income.

          Material Adjustments - Management is not aware of any adjustments that need to be made in order for the financial statements to be in conformity with generally accepted accounting principles.

NOTE 2:   BACKGROUND

          The Company was incorporated under the laws of the State of Nevada on December 20, 2000. The principal activities of the Company, from the beginning of the development stage, have been organizational matters and the sale of stock. The company was a sole proprietorship prior to incorporation and operations are expected to commence in January 2001.

NOTE 3:   RELATED PARTY TRANSACTIONS

          The Company entered into an agreement with three of the founders to provide consulting services for the Company. For the three month period ending March 31, 2001 a total of $3,914 was paid to these stockholders. One of the officer's further borrowed $1,886 to pay costs of operating the sole proprietorship prior to incorporation.

NOTE 4:   INCOME TAXES

          The benefit for income taxes from operations consisted of the following components: current tax benefit of $3,500 resulting from a net operating loss before income taxes, and a deferred tax expense of $3,500 resulting from a valuation allowance recorded against the deferred tax asset resulting from net operating losses. Net operating loss carryforward will expire in 2020.

          The valuation allowance will be evaluated at the end of the development stage considering positive and negative evidence about whether the asset will be realized. At that time, the allowance will either be increased or reduced; reduction would result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax asset is no longer required.

NOTE 5:   NOTE PAYABLE

          The Company entered into an agreement to borrow $24,000 from one the founders. The terms of the note are 12 percent per annum. Payment of the note is due in principal and accrued interest from the proceeds of the Company's proposed IPO or on December 22, 2001, whichever is first.

NOTE 6: GOING CONCERN

          From the date of inception to March 31, 2001, the Company, has net losses from operating activities, which raise substantial doubt about its ability to continue as a going concern.

          The Company is expected to commence operations in the first quarter of 2001 and has already received contracts for outside vending events. Further, the Company is planning to file with the Securities and Exchange Commission a SB-2 in order to raise money from investors. The anticipated initial public offering is to be $300,000.

          The Company's ability to continue as a going concern is
          dependent   upon  a  successful  public  offering   and
          ultimately achieving profitable operations.

          There is no assurance that the Company will be successful in its efforts to raise additional proceeds or achieve profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HAWKINS ACCOUNTING
Certified Public Accountant           341 Main Street Salinas, CA  98901
                                      (831) 759-2480 FAX (831) 759-2482

To the Board of Directors and Shareholders
DML Services, Inc.
Monterey, California

                                     Independent Auditor's Report

I  have  audited  the  balance sheet of  DML  Services,  Inc.  (a development stage company) as of December 31, 2000 and the related statements of operations, stockholders' equity and cash flows from date of inception to year end December 31, 2000. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides reasonable basis for my opinion.

In my opinion, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of DML Services, Inc as of December 31, 2000, the results of operations the cash flows and the cumulative results of operations and cumulative cash flows for the year then ended in conformity with generally accepted accounting principles.

Deficit accumulated during the Company's development stage is $6,572.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in
Note 6 to the financial statements, the Company has incurred net losses since inception, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.



/s/ Hawkins Accounting

January 19, 2001 and,
May 14, 2001
Salinas, California

                       DML SERVICES, INC.
                  (A Development Stage Company)
                          BALANCE SHEET
                        DECEMBER 31, 2000


ASSETS

     Current Assets
          Cash in bank                            $    23,384
          Receivable from officer                       1,886



               Total Assets                       $    25,270

LIABILITIES AND SHAREHOLDERS' EQUITY

     Current liabilities
          Accounts payable                        $     3,000
          Accrued interest                                 72
          Note payable-shareholder                     24,000
               Total current liabilities               27,072

 Shareholders' equity
  Common stock, 50,000,000 shares authorized
   at a par value of $.001, 2,770,000 outstanding       2,770
  Deficit accumulated during development stage         (4,572)
     Total shareholders' equity                        (1,802)

  Total liabilities and shareholders' equity     $     25,270

 The accompanying notes are an integral part of these financial statements

                       DML SERVICES, INC.
                  (A Development Stage Company)
                     STATEMENT OF OPERATIONS
 FROM DECEMBER 20, 2000 (DATE OF INCEPTION) TO DECEMBER 31, 2000


                                                         Deficit
                                   December 31, 2000  Accumulated
                                                           During
                                                      Development
                                                            Stage


Income                                   $        0   $         0

Cost of sales                                     0             0

Gross profit                                      0             0

Expenses
     Accounting                               4,000         4,000
     Consulting fees-to officer                 500           500
          Total expenses

          Income (loss) from operations      (4,500)       (4,500)

Other income (expenses)
     Interest                                   (72)          (72)

          Net loss                      $    (4,572)       (4,572)

Net loss per common
     Share                              $     (0.01)        (0.01)

Weighted average of shares outstanding    2,770,000     2,770,000

 The accompanying notes are an integral part of these financial statements

                       DML SERVICES, INC.
                  (A Development Stage Company)
                STATEMENT OF STOCKHOLDERS' EQUITY
           FROM DATE OF INCEPTION TO DECEMBER 31, 2000


     Date             Shares    Amount   Capital    Earnings     TotaL

December 20, 2000   2,500,000 $  2,500  $      0   $           $ 2,500
December 20, 2000      10,000       10                              10
December 20, 2000      10,000       10                              10
December 22, 2000     125,000      125                             125
December 22, 2000     125,000      125                             125
Net loss                                            (4,572)     (4,572)
                                                                     0
                    _________  ________ ________   _________   ________
                    2,770,000 $  2,770 $       0   $(4,572)   $ (1,802)


 The accompanying notes are an integral part of these financial statements

                       DML SERVICES, INC.
                  (A Development Stage Company)
                     STATEMENT OF CASH FLOWS
           FROM DATE OF INCEPTION TO DECEMBER 31, 2000


                                                            Deficit
                                   December 31, 2000    Accumulated
                                                             During
                                                         Development
                                                              Stage
CASH FLOWS FROM
 OPERATING ACTIVITIES
 Net income                                   $ (4,572)  $ (4,572)
 Adjustment to reconcile net income
  to net cash provided by operating activities
  Increase in receivable from officer           (1,886)    (1,886)
  Increase in accounts payable                   3,000      3,000
  Increase in accrued interest                      72         72
NET CASH PROVIDED BY OPERATING ACTIVITIES       (3,386)    (3,386)

INVESTING ACTIVITIES                                 0          0

FINANCING ACTIVITIES
  Sale of common stock                           2,770      2,770
  Proceeds from short term borrowing            24,000     24,000
NET CASH REALIZED FROM FINANCING
ACTIVITIES                                      26,770     26,770

INCREASE IN CASH AND CASH EQUIVALENTS         $ 23,384     23,284

 The accompanying notes are an integral part of these financial statements

NOTE 1:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Nature of the business - DML Services, Inc (the
          "Company) is in the business of providing catering services and outside vending services for special events.

          Development Stage Company - The Company is a development stage company, as defined in the Financial Accounting Standards Board No. 7. The Company is devoting substantially all of its present efforts in organizational matters, and at the end of the year had not commenced operations.

          Pervasiveness of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

          Cash and cash equivalents - For financial statement presentation purposes, the Company considers all short term investments with a maturity date of three months or less to be cash equivalents.

          Property and equipment - Property and equipment are recorded at cost. Maintenance and repairs are expensed as incurred; major renewals and betterments are capitalized. When items of property or equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

          Depreciation is provided using the straight-line method, over the useful lives of the assets.

          Income taxes - Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and the tax basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income.

NOTE 2:   BACKGROUND

          The Company was incorporated under the laws of the State of Nevada on December 20, 2000. The principal activities of the Company, from the beginning of the development stage, have been organizational matters and the sale of stock. The company was a sole proprietorship prior to incorporation and operations are expected to commence in January 2001.

NOTE 3:   RELATED PARTY TRANSACTIONS

          The Company entered into an agreement with one of the founders to provide consulting services for the Company during its development stage. During the period from inception to year ending December 31, 2000 a total of $500 was paid to this stockholder. The officer further borrowed $1,886 to pay costs of operating the sole proprietorship prior to incorporation.

NOTE 4:   INCOME TAXES

          The benefit for income taxes from operations consisted of the following components: current tax benefit of $1,008 resulting from a net operating loss before income taxes, and a deferred tax expense of $1,008 resulting from a valuation allowance recorded against the deferred tax asset resulting from net operating losses. Net operating loss carryforward will expire in 2020.

          The valuation allowance will be evaluated at the end of the development stage considering positive and negative evidence about whether the asset will be realized. At that time, the allowance will either be increased or reduced; reduction would result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax asset is no longer required.

NOTE 5:   NOTE PAYABLE

          The Company entered into an agreement to borrow $24,000 from one the founders. The terms of the note are 12 percent per annum. Payment of the note is due in principal and accrued interest from the proceeds of the Company's proposed IPO or on December 22, 2001, whichever is first.

NOTE 6: GOING CONCERN

          From the date of inception to December 31, 2000, the Company has yet to commence actual operations and receiving revenue, and, has net losses from operating activities, which raise substantial doubt about its ability to continue as a going concern.

          The Company is expected to commence operations in the first quarter of 2001 and has already received contracts for outside vending events. Further, the Company is planning to file with the Securities and Exchange Commission a SB-2 in order to raise money from investors. The anticipated initial public offering is to be $300,000.

          The Company's ability to continue as a going concern is
          dependent   upon  a  successful  public  offering   and
          ultimately achieving profitable operations.

          There is no assurance that the Company will be successful in its efforts to raise additional proceeds or achieve profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

===============================  ===============================
Until October 25, 2001, all
dealers that effect
transactions in these
securities, whether or not               $75,000 Minimum
participating in this offering,
may be required to deliver a             $300,000 Maximum
prospectus.  This is in
addition to the dealers'
obligation to deliver a
prospectus when acting as
underwriters and with respect           DML Services, Inc.
to their unsold allotments or
subscriptions.

-------------------------------
                                   150,000 Shares Minimum
TABLE OF CONTENTS                     600,000 Shares Maximum
-------------------------------            Common Stock
                                         $.001 Par Value
Prospectus Summary                2
Risk Factors                      2
Forward-Looking Statements        4
Dilution and Comparative Data     4
Use of Proceeds                   6
Determination of Offering Price   6    -----------------
Description of Business           7      PROSPECTUS
Plan of Operation                12    -----------------
Management                       12
Compensation                     13
Certain Relationships and
Related Transactions             13
Principal Stockholders           13
Description of the Securities    14
Shares Available for Future Sale 15
Market for Common Stock          15
Plan of Distribution             16
Legal Matters                    17
Experts                          17           July 25, 2001
Additional Information           17
Index to Financial Statements    18 ================================
No dealer, salesperson or other
person has been authorized to
give any information or to make
any representations other than
those contained in this
Prospectus and, if given or
made, such information or
representations must not be
relied upon as having been
authorized by the Company. This
Prospectus does not constitute
an offer to sell or a
solicitation of an offer to buy
any of the securities offered
hereby to whom it is unlawful
to make such offer in any
jurisdiction. Neither the
delivery of this Prospectus nor
any sale made hereunder shall,
under any circumstances, create
any implication that
information contained herein is
correct as of any time
subsequent to the date hereof
or that there has been no
change in the affairs of the
Company since such date.
====================================

                DML SERVICES, INC. - COMMON STOCK
                     SUBSCRIPTION AGREEMENT

Investment

I desire to purchase_____ shares of DML Services, Inc at $0.50 per share for a total of $________________

Make Checks Payable to: Brighton Bank , DML Services, Inc., Escrow Account

Subscriber Information: Please clearly print name(s) in which Shares are to be acquired. All correspondence will go to the Investor Residence Address

Investor 1 (First, Middle I., Last):



Investor 2 (First, Middle I. Last):




REGISTRATION  FOR  THE INVESTMENT (HOW THE INVESTMENT SHOULD BE
TITLED):




INVESTOR  RESIDENCE ADDRESS 1:            CHECK ONE OF THE FOLLOWING:

                                             U.S. Citizen
Investor Residence Address 2:
                                             Resident Alien

City,    State   ZIP Code                Foreign Resident; Country __

                                         U.S. Citizen residing outside
                                           the U.S.

Enter the taxpayer identification number. For most individual taxpayers, it is their Social Security Number. Note: If the purchase is in more than one name, the number should be that of the first person listed. For IRAs, Keoghs, and qualified plans, enter both the Social Security Number and the Taxpayer Identification Number for the plan.

SOCIAL SECURITY NUMBER   TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE)



Form of Ownership (Individual, IRA, Trust, UGMA, Pension Plan, etc.)



Subscriber Signature: The undersigned has the authority to enter into this subscription agreement on behalf of the person(s) or entity registered above.

Authorized Signature of Investor 1 :___________________Date:_____
Authorized Signature of Investor 2 :___________________Date:_____


Company's Acceptance (To be completed only by an authorized representative of the Company.)

The  foregoing subscription is accepted this __ day  of_______, ___



                               ___________________________________
                               Authorized Representative  of the Company